Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Inquiries
Andrew Blocher	Vikki Quinn, SCMD
Vice President,	Vice President,
Capital Markets & Investor Relations	Marketing & Corporate Communications
301/998-8166	301/998-8178
ablocher@federalrealty.com	vquinn@federalrealty.com

FEDERAL REALTY INVESTMENT TRUST APPOINTS GAIL P. STEINEL TO BOARD OF TRUSTEES

ROCKVILLE, Md. (July 11, 2006) – Federal Realty Investment Trust (NYSE:FRT) today announced that Gail P. Steinel, executive vice president of BearingPoint Inc. was nominated and appointed to serve on Federal Realty’s board of trustees.

“We’re pleased to have attracted such an established and respected business leader to Federal Realty’s board of trustees,” commented Kristin Gamble, chairperson of the nominating and corporate governance committee of Federal Realty’s board of trustees. “We look forward to utilizing the breadth of knowledge and experience that has made Gail a recognized leader in the consulting industry, as a resource for Federal Realty in the years to come.”

In her more than 25 years of service with BearingPoint and Arthur Andersen, Ms. Steinel has frequently advised public company Boards of Directors and management teams on a variety of business issues. In her current role at BearingPoint, Ms. Steinel leads BearingPoint’s Global Commercial Services business which provides management and technology consulting services to companies in industries including Retail/Consumer markets; Technology and Manufacturing; Communications and Content; Life Sciences; Transportation; and Energy/Chemicals.

Prior to joining BearingPoint in July 2002, Ms. Steinel was the global managing partner of Arthur Andersen’s business consulting practice, a $2 billion business, which under her leadership was one of the fastest growing global consultancies. Consulting Magazine named Ms. Steinel one of the 25 most influential consultants in both 2003 and 2001.

About Federal Realty

Federal Realty Investment Trust is an equity real estate investment trust specializing in the ownership, management, development, and redevelopment of high quality retail assets. Federal Realty’s portfolio (excluding joint venture properties) contains approximately 17.5 million square feet located primarily in strategic metropolitan markets in the Northeast, Mid-Atlantic, and California. In addition, the Trust has an ownership interest in approximately 0.7 million square feet of retail space through its joint venture with Clarion Lion Properties Fund in which the Trust has a 30% interest. Our operating portfolio (excluding joint venture properties) was 96.2% leased to national, regional, and local retailers as of March 31, 2006, with no single tenant accounting for more than approximately 2.5% of annualized base rent. Federal Realty has paid quarterly dividends to its shareholders continuously since its founding in 1962, and has increased its dividend rate for 38 consecutive years, the longest record in the REIT industry. Shares of Federal Realty are traded on the NYSE under the symbol FRT.

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